Exhibit 99.1

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-11-05
THE GEO GROUP, INC. CLOSES $300 MILLION OFFERING OF
SENIOR UNSECURED NOTES DUE 2021 AT 6.625% COUPON RATE
Boca Raton, Fla. – February 11, 2011 – The GEO Group (NYSE: GEO) (“GEO”) announced the closing of its offering of $300,000,000 aggregate principal amount of senior unsecured notes due 2021 (the “Notes”). The Notes were issued at a coupon rate and yield to maturity of 6.625%.
GEO used the net proceeds from this offering along with $150 million of borrowings under its Senior Credit Facility to finance GEO’s previously announced acquisition of B.I. Incorporated (“BI”), which closed on February 10, 2011, and to pay related fees, costs, and expenses. Any remaining net proceeds are expected to be used to repay amounts outstanding under GEO’s Revolving Credit Facility.
The Notes were offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
This press release includes forward-looking statements regarding GEO’s issuance of the Notes and its use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
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